Exhibit 99.2


STATUS OF ARMR SERVICES  CORPORATION  MERGER WITH INTEGRATED  SECURITY  SYSTEMS,
INC.

Irving, Texas - August 8, 2003 - In our press release announcing the merger of ARMR Services Corporation with a subsidiary of Integrated Security Systems, Inc. dated July 24, 2003, we stated, "ARMR had sales of approximately $6.3 million and $2.7 million for the years ending December 31, 2002 and December 31, 2001, respectively. There has been significant growth in sales for the first six months of this calendar year compared to the prior year." We believed the statement about comparable six-month sales to be correct at that time. However, further analysis shows that while sales of manufactured products were up strongly, distribution sales were down due to a large distribution order in 2002 for a product ARMR is now manufacturing. During the start-up and testing of this product, orders were postponed and sales in total were off approximately 10% for the comparable six-month period. Sales for the calendar year for ARMR are expected to be up.

On a positive note, ARMR successfully tested a new heavy duty cantilever crash rated sliding gate, the model 450, that withstood an attacking vehicle weighing 15,000 pounds at a speed of nearly 50 mph. This is believed to be the only gate of this style, at this elevated energy level, which will be on the new Department of State certified barrier list. There appears to be a good market for this gate since it can service the two most critical needs of physical security by preventing both vehicle and pedestrian entry with a single design.

Due diligence is proceeding on the part of both ARMR and ISSI with closing expected around the original 30-60-day time frame described on July 24, 2003.

Headquartered in Irving, Texas, ISSI is a technology company that designs, develops and markets safety equipment and security software to the commercial, industrial and governmental marketplaces. ISSI is a leading provider of traffic control and safety systems within the road and bridge and perimeter security gate industries. ISSI designs, manufactures and distributes warning gates, crash barriers (anti-terrorist and traffic control barriers), lane changers, airport and navigational lighting and perimeter security gates and operators. ISSI's Intelli-Site(R) provides users with a software solution that integrates existing subsystems from multiple vendors without incurring the additional costs associated with upgrades or replacement. Intelli-Site(R) features a user-defined graphics interface that controls various security devices within one or multiple facilities. ISSI conducts its design, development, manufacturing and distribution activities through two wholly owned subsidiaries: B&B Electromatic, Inc. and Intelli-Site, Inc. For more information, please visit www.integratedsecurity.com, www.intelli-site.com, or www.bbgates.com.

This information contains certain forward-looking statements. It is important to note that ISSI's actual results could differ materially from those projected by such forward-looking statements. Important factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to, the following: operations may not improve as projected, new products may not be accepted by the marketplace as anticipated, or new products may take longer to develop than anticipated.

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CONTACTS:
C. A. Rundell, Jr., Chairman, CEO, Integrated Security Systems, Inc. - (972) 444-8280 Peter Beare, President, B&B Electromatic, Inc. - (800) 367-0387


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